Exhibit 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (“Agreement”) is made between Mondelēz Global LLC (and any currently or previously-affiliated companies, parent companies, successors or predecessors, including Mondelēz International, Inc., Kraft Foods Inc., Kraft Foods Group, Inc., and Kraft Foods Global, Inc., hereafter, collectively referred to herein as, “MG” or the “Employer” or the “Company”) and David Brearton (“Brearton” or the “Employee”) (the Employer and Employee are collectively referred to herein as the “Parties”).

Brearton has been employed by MG as the Executive Vice President, Strategic Initiatives and former Chief Financial Officer. Since Brearton’s employment relationship with MG is ending, MG has offered Brearton benefits as set forth in this Agreement certain of which are benefits greater than what Brearton is entitled to otherwise receive, and Brearton has decided to accept MG’s offer. Therefore, Brearton and MG both agree and promise as follows:

1. Employment Termination: Brearton’s last day of employment with MG is December 31, 2015 (“Last Day Worked”). Brearton will be paid for any accrued, unused 2015 PTO days, less applicable deductions, at the next normal payday following his Last Day Worked. After the Last Day Worked, Brearton will not represent herself as being an employee, officer attorney or agent representative of MG for any purpose unless the Company authorizes him to do so at its sole discretion.

2. Sufficiency of Consideration: Brearton understands, acknowledges and agrees that the payment of benefits described in this Agreement, including payments and benefits described in Paragraph 3 herein, are conditioned upon his execution of this Agreement, and are, in significant and substantial part, in addition to those benefits to which he is otherwise entitled. Brearton acknowledges and agrees that MG has—apart from this Agreement – paid him for all wages that were due to him.

3. Consideration: In exchange for the promises and releases in this Agreement, and provided Brearton does not revoke the Agreement as permitted in Section 12 below, MG will provide Brearton with the following benefits and payments:

a) Brearton will receive his full 2015 Management Incentive Plan (“MIP”), to be paid at target performance for the individual performance component and actual performance for the Company performance component. This payment, less applicable deductions, will be made no later than March 15, 2016 at the same time 2015 MIP awards are paid to employees generally. Brearton will not be eligible to receive any other MIP payments.

b) For stock option purposes, Brearton will be considered early retirement eligible and, therefore, will be treated as an early retiree. Brearton will have until the original expiration date to exercise outstanding vested and unexercised stock options. Any unvested stock options granted prior to January 1, 2016 will continue to vest per the normal vesting schedule. With respect to any restricted stock (or deferred stock units), Brearton’s entire 2013 restricted stock (or deferred stock units) award and two thirds (2/3) of Brearton’s 2014 restricted stock (or deferred stock units) award will vest on the Last Day Worked. Applicable tax withholding (and any other withholding payroll taxes) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from Brearton’s stock awards; therefore, the number of shares deposited into Brearton’s account on the vesting date will be net of the shares used to satisfy applicable withholding taxes (rounded up to the nearest whole share). The administrative time it takes to complete these transactions may be up to 8 weeks from the Last Day Worked. Brearton will forfeit all other unvested restricted stock (or deferred stock unit) grants.

c) Brearton will be eligible to receive his entire award of performance share units subject to the 2013-2015 performance cycle (the “2013 PSUs”) based on actual Company performance and a pro-rated award (if any), based on actual Company performance, for his performance share units subject to the 2014-2016 performance cycle (the “2014 PSUs”) and 2015-2017 performance cycle (the “2015 PSUs”). If such performance share units satisfy the minimum performance thresholds for an award, then Brearton will receive shares, less required deductions, based on the number of full months of participation from the beginning of the performance cycle for the 2014 PSUs and 2015 PSUs through the Last Day Worked, at the actual business rating as determined by the Human Resources and Compensation Committee of the Board of Directors. Such shares (if any) net of required withholding shall be issued after the conclusion of the applicable performance period, and no later than March 15, 2016 for the 2013 PSUs, March 15, 2017 for the 2014 PSUs and March 15, 2018 for the 2015 PSUs. All other outstanding performance share unit grants will be canceled and forfeited immediately following the Last Day Worked.

d) Subject to the underlying terms and conditions of the applicable plans, Brearton will receive compensation and benefits as provided for under MG’s retirement and benefits plans available to employees generally; provided, however, Brearton will not be entitled to any other compensation or benefits not otherwise provided for in this Agreement nor is Brearton entitled to any severance under the Mondelēz Global LLC Severance Pay Plan For Salaried Exempt Employees. Brearton understands, acknowledges and agrees that the payment of benefits described in this Agreement, including payments and benefits described in Paragraph 3 herein, are conditioned upon his execution of this Agreement. Brearton acknowledges and agrees that the sums and benefits to be provided under the terms of the Agreement are, in significant and substantial part, in addition to those benefits to which he is otherwise entitled. Brearton may revoke this Agreement within seven (7) days after he signs it by giving written notice to MG. To be effective, this revocation must be received by the close of business on the 7th calendar day after Brearton signs this Agreement. If Brearton revokes this Agreement or the Second Release he understands that he will not receive the benefits that are conditioned upon his execution of the Agreement. This Agreement will not become effective or enforceable unless and until the seven-day revocation period has expired without Brearton revoking it.

4. Complete Release and Waiver of Claims:

a) Brearton is aware of his legal rights concerning his employment with MG. In exchange for the promises of MG above, Brearton agrees to irrevocably and unconditionally release (i.e. give up) any and all claims he may now have against MG and agrees not to sue MG and any currently or previously-affiliated companies, parent companies, successors or predecessors, and their officers, directors, agents and employees, arising out of the employment relationship between Brearton and MG (the “Release”). This Release includes, but is not limited to, all claims under Title VII of the Civil Rights Acts of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois Employment Contract Act, the Illinois Whistleblower Act, and any other federal, state or local law dealing with employment discrimination, as well as any claims for breach of contract, wrongful discharge, and tort claims; claims for wages, benefits or severance pay; claims for attorneys’ fees; and any other claim or action whatsoever. This general release and waiver does not contain a waiver of rights or claims that may arise after the date the Agreement is executed by Brearton and also excludes any claims made under the Illinois Workers’ Compensation Act, the Illinois Workers’ Occupational Disease Act, the Employee Credit Privacy Act, the Illinois Wage Payment and Collection Act, the Illinois Unemployment Insurance Act, and/or any claims which cannot be waived by law. Nor shall this Agreement preclude Brearton from bringing a charge or suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act (29 U.S.C. § 620 et seq.) as amended by the Older Worker’s Benefit Protection Act.

b) Specific Release of ADEA Claims: In further consideration of the payments and benefits provided to the Employee in this Agreement, Brearton hereby irrevocably and unconditionally fully and forever waive, release and discharge MG from any and all Claims, whether known or unknown, from the beginning of time to the date of Brearton’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations.

5. Right to Participate in Agency Proceedings: Nothing in this Agreement is intended to limit or impair in any way Brearton’s right to file a charge with the U.S. Equal Employment Opportunity Commission (EEOC) or comparable state and local fair employment practices agencies (FEPAs), or Brearton’s right to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action. However, the parties agree that appropriate relief does not include remedies that personally benefit Brearton and which he has released and waived under this Agreement, including all legal relief, equitable relief, statutory relief, reinstatement, back pay and front pay and all other damages, benefits, remedies, or relief that Brearton may be entitled to as a result of the filing or prosecution of any such charge against MG by Brearton, or any resulting civil proceeding or lawsuit brought on behalf of Brearton and which arises out of any matters that are released or waived by this Agreement.

6. Restrictive Covenants:

(a) Non-Competition: Brearton understands and agrees that the nature of his position with MG gave him access to and knowledge of highly confidential information and placed him in a position of trust and confidence with MG. Because of MG’s legitimate business interests and in consideration for MG’s payment to Brearton of the compensation provided in Paragraph 3 above, Brearton agrees that he will not engage in Prohibited Conduct for the twelve (12)- month period following the Last Day Worked, or through December 30, 2016 (“Restricted Period”).

(i) For purposes of this non-compete clause, “Prohibited Conduct” is conduct in which Brearton contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, officer, volunteer, intern or any other similar capacity to a Listed Competitor without the written consent of MG’s Executive Vice President Global Human Resources, or designee, such consent to be provided by MG at its sole and absolute discretion, except that such consent shall not unreasonably be withheld.

(ii) For purposes of this non-compete clause Listed Competitors include the following companies: PepsiCo, Inc., Campbell Soup Company, The Coca-Cola Company, Groupe Danone, Kellogg Company, Mars, Inc., Nestle S.A., Ferrero Rocher, General Mills, Inc., Hershey Company, Perfetti Van Melle, Arcor, and Unilever Group, or any subsidiaries, affiliates or subsequent parent or merger partner, if any of these companies are acquired or become part of a merger. For purposes of this Agreement, “affiliate” of a specified person or entity means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified. Nothing contained herein shall preclude Brearton from working for a company that provides consulting or financial advisory services whose clients include companies named above so long as Brearton does not provide specific advice or services directly to the Listed Competitors.

(b) Non-Solicitation of Employees: Brearton understands and acknowledges that MG has expended and continues to expend significant time and expense recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to MG. Brearton agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of MG during the Restricted Period. The foregoing shall not be violated by general advertising not targeted at MG employees or by serving as a reference upon request.

(c) Restrictive Covenant Remedies: Should Brearton engage in Prohibited Conduct at any time during the Restricted Period, or solicit employees during the Restricted Period, he will be obligated to pay back to MG all compensation received pursuant to this Agreement and MG will not be obligated to make any future payments pursuant to this Agreement that are otherwise owed. This will be in addition to any other remedy that MG may have in respect of such Prohibited Conduct. MG and Brearton acknowledge and agree that MG will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Sections 6, 7, 8 and 9 and agree that in the event of a breach or violation of such provisions MG will be awarded injunctive relief by a Court of competent jurisdiction to prohibit any such breach or violation, and that such right to injunctive relief will be in addition to any other remedy which may be ordered by the Court or an arbitrator. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or any other available forms of relief.

(d) Judicial Amendment: Brearton and MG acknowledge the reasonableness of the agreements set forth in this Paragraph 6 and specifically acknowledge the reasonableness of the geographic area, duration of time and subject matter that are part of the covenant not to compete contained in Paragraph 6(a)(i)-(ii). Brearton further acknowledges

Brearton’s skills are such that Brearton can be gainfully employed in noncompetitive employment and that the parties’ agreement not to compete will in no manner prevent Brearton from earning a living. Notwithstanding the foregoing, in the event it is judicially determined that any of the limitations contained in this Paragraph 6 are unreasonable, illegal or offensive under any applicable law and may not be enforced as agreed herein, the parties agree that the unreasonable, illegal or offensive portions of this Paragraph 6, whether they relate to duration, area or subject matter, shall be and hereby are revised to conform with all applicable laws and that this Agreement, as modified, shall remain in full force and effect and shall not be rendered void or illegal.

7. This Agreement to Be Kept Confidential: Brearton understands that this Agreement is unique to him and he agrees that it is confidential and that he will not disclose this Agreement or its terms to anyone other than (a) his legal or tax advisor, (b) his immediate family, (c) in a legal action to enforce the terms of this Agreement, (d) the EEOC or similar state or local fair employment practices agency in connection with the filing or investigation of a charge, or (e) as required by law. Brearton further agrees that if he discloses the existence of terms of this Agreement to anyone under (a) or (b) above, he will inform them of the confidentiality requirements of this paragraph and require that they agree to be bound by such requirements.

8. No Disparagement or Harm: Brearton agrees that, in discussing his relationship with MG and its affiliated and parent companies and their business and affairs, he will not disparage, discredit or otherwise treat in a detrimental manner MG, its affiliated and parent companies or their officers, directors and employees. This Section does not, in any way, restrict or impede Brearton from exercising protected rights including the right to communicate with any federal, state, or local agency, including any with which a charge has been filed, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Brearton shall promptly provide written notice of any such order to MG’s legal department. MG similarly agrees that no one acting officially on its behalf or its executive officers will disparage, discredit, or otherwise make any detrimental statements regarding Brearton’s employment relationship with MG or engage in the tort of defamation with respect to Brearton. This provision shall not be violated by truthful testimony in a legal proceeding or by rebuttal of statements made by others.

9. Continuing Confidentiality Obligation: Brearton acknowledges that during the course of his employment with MG, he has had access to, learned about and was entrusted with certain confidential and secret sales, marketing, strategy, financial, product, personnel, manufacturing, labor relations, technical and other proprietary information and material (“Confidential Information”) which are the property of MG. Brearton understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Brearton further understands and acknowledges that this Confidential Information and MG’s ability to reserve it for the exclusive knowledge and use of

MG is of great competitive importance and commercial value to MG, and that improper use or disclosure of the Confidential Information by Brearton might cause MG to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. Brearton agrees that, from the date he is presented with this Agreement and following the Terminate Date, he will not communicate or disclose to any third party, or use for his own account, without the written consent of MG, any of the aforementioned information or material.

10. Return of Company Property: Brearton agrees to return all Company property in his possession, including documents, manuals, identification cards or badges, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, handbooks, notes, keys and any other articles he has used in the course of his employment and any other Company property in his possession, no later than the Last Day Worked.

11. Arbitration of Claims: In the event either Brearton or MG contests the interpretation or application of any of the terms of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the Parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration with JAMS (f.k.a. Judicial Arbitration and Mediation Services, Inc.). The arbitration will be conducted, and an arbitrator will be chosen, pursuant to the JAMS Employment Arbitration Rules and Procedures. The arbitrator’s fees and expenses and filing fees shall be borne by the losing (non-prevailing) Party. The hearing shall be held at a mutually agreeable location and the arbitrator shall issue a written award which shall be final and binding upon the Parties. Brearton agrees to waive the right to a jury trial. Notwithstanding anything contained in this Paragraph 11 or Paragraph 6(c) to the contrary, MG shall each have the right to institute judicial proceedings against Brearton or anyone acting by, through or under Brearton, in order to enforce its rights under Paragraphs 6, 7, 8 or 9 through specific performance, injunction, or similar equitable relief. Claims not covered by arbitration are those claims seeking injunctive and other relief due to unfair competition, due to the use or unauthorized disclosure of trade secrets or confidential information set forth in Paragraph 7 or breach of restrictive covenants set forth in Paragraph 6.

12. Review and Revocation: Brearton acknowledges that, before signing this Agreement, he was given a period of twenty-one (21) days in which to consider it. Brearton further acknowledges that: (a) he took advantage of this period to consider this Agreement before signing it; (b) he has carefully read this Agreement, and each of its provisions; (c) if he initially did not think any representation he is making in this Agreement was true, or if he initially was uncomfortable making it, he resolved all of his doubts and concerns before signing this Agreement; (d) Brearton fully understands what the Agreement, and each of its provisions, means; and (e) he is entering into the Agreement, and each of its provisions, knowingly and voluntarily. MG encourages Brearton to discuss this Agreement, and each of its provisions, with an attorney (at his own expense) before signing it. Brearton acknowledges that he sought such advice to the extent he deemed appropriate. If Brearton signs this Agreement before the end of the twenty-one (21) day period, it will be his voluntary decision to do so because he has decided that he does not need any additional time to decide whether to sign this Agreement. Brearton also understands that he does not have more than twenty-one (21) days to sign this Agreement. If Brearton does not sign this Agreement by the end of the twenty-one (21) day period, he understands that it will become null and void. Brearton also acknowledges and understands that MG would not have given him the special payments or benefits he is getting in exchange for this Agreement but for his promises and representations he made by signing it. Further, by signing below, Brearton acknowledges that he may revoke this Agreement at any time within seven (7) days of the date on which he signed it as described above in Paragraph 3(d).

13. Entire Agreement and Severability: This is the entire agreement between Brearton and MG on the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner except by a writing signed by both Brearton and an authorized Company official. Brearton acknowledges that MG has made no representations or promises to him, other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If the release and waiver of claims provisions of this Agreement are held to be unenforceable, the parties agree to enter into a release and waiver agreement that is enforceable.

14. Governing Law: This Agreement, for all purposes, shall be governed under and construed in accordance with the laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Illinois. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in a State or Federal court located in the State of Illinois. The Parties consent to the personal jurisdiction of such courts and agrees not to claim that any such courts are inconvenient or otherwise inappropriate.

15. Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Brearton will be deemed to have incurred a separation from service under Section 409A immediately following his Last Day Worked.

Since Brearton is a “specified employee” within the meaning of Section 409A, to the extent required in order to comply with Section 409A, any amounts or benefits to be paid or provided to Brearton pursuant to this Agreement or otherwise that are considered nonqualified deferred compensation under Section 409A will be delayed six (6) months to the first business day on which such amounts and benefits may be paid in compliance with said Section 409A.

Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

[SIGNATURE PAGE FOLLOWS]

TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY PARAGRAPH 12 AND YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

MONDELĒZ GLOBAL LLC:

By:	/s/ David Pendleton
Title:	SVP Total Rewards & HR Solutions
Date:	December 15, 2015

DAVID BREARTON:

Signature:	/s/ David Brearton
Print Name:	David Brearton

Date:	December 15, 2015

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